Exhibit 10.1

126 E Lincoln Ave.

Rahway, NJ  07065 U.S.A.

merck.com

March 12, 2021

NGM Biopharmaceuticals, Inc.

333 Oyster Point Blvd.

South San Francisco, CA 94080

Attention: Chief Executive Officer

Facsimile: 650-583-1646

Cooley LLP

3175 Hanover St.

Palo Alto, CA 94304

Attention: Marya Postner

Facsimile: 650-583-1646

Re:  Research Collaboration, Product Development and License Agreement, dated as of February 18, 2015

Dear David:

Merck Sharp & Dohme Corp. (“Merck”) and NGM Biopharmaceuticals, Inc. (“NGM” and, together with Merck, referred to as the “Parties”) are parties to that certain Research Collaboration, Product Development and License Agreement, dated as of February 18, 2015 (as amended by the First Amendment to Research Collaboration, Product Development and License Agreement entered into by the Parties effective as of January 1, 2016, the letter agreement entered into by the Parties dated March 15, 2019 and the letter agreement entered into by the Parties dated October 2, 2019, collectively, the “Agreement”).  Any capitalized terms used in this letter and not defined herein shall have the meanings ascribed to them in the Agreement.

Merck and NGM intend to continue to collaborate closely and are currently negotiating in good faith an amendment to certain terms of the Agreement to optimize for the interests of both Merck and NGM.  As a result, NGM and Merck agree to extend the deadline set forth in Section 4.1.3 of the Agreement for Merck to deliver its extension notification decision from March 17, 2021 to June 30, 2021 (the “Extended Deadline”).  Following the date of this letter the Parties agree to negotiate mutually acceptable terms for such amendment to the Agreement, or a new agreement, in good faith; provided, however, that neither Party will have any obligation to agree upon the details of or execute any such amendment or agreement. Unless and until amended by the Parties in accordance with Section 16.8 of the Agreement, the remaining terms of the Agreement remain in full force and effect.

This letter shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflicts of laws.  NGM is required to make public disclosure of the terms of this letter and has provided Merck with a copy of the proposed disclosure, which Merck has reviewed and approves.

The Parties have enjoyed the opportunity to work together under the Agreement and look forward to our continued interactions.  Please countersign below to indicate that NGM is in agreement with the terms of this letter.

Sincerely,

/s/ Benjamin Thorner
Benjamin Thorner
Senior Vice President and Head
Of Business Development & Licensing

Agreed:

NGM Biopharmaceuticals, Inc.

By: /s/ David J. Woodhouse
Name: David J. Woodhouse, Ph.D.
Title: Chief Executive Officer

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